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 BERRY PLASTICS CORPORATION ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR
                 10.75% SENIOR SUBORDINATED NOTES DUE 2012

EVANSVILLE, IN - (July 25, 2006) - Berry Plastics Corporation (the "Company") announced today that it has commenced a cash tender offer for any and all of its outstanding $335 million of 10.75% Senior Subordinated Notes due 2012 (CUSIP No. 085790AJ2) (the "Notes").

The total consideration per $1,000 principal amount of Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on August 7, 2006, unless extended (the "Consent Date"), will be calculated based on the present value on the payment date of the sum of $1,053.75 (the redemption price for the Notes on July 15, 2007, which is the earliest redemption date for the Notes) plus interest payments through July 15, 2007, determined using a discount factor equal to the yield on the Price Determination Date (as described below) of the 3-5/8% U.S. Treasury Note due June 30, 2007, plus a fixed spread of 50 basis points. The Company currently expects that the Price Determination Date will be 2:00 p.m., New York City time, on August 7, 2006, although such date may be extended if the Company extends the expiration date of the tender offer. In order to receive the total consideration, holders are required to tender and not withdraw their Notes on or prior to the execution of the supplemental indenture that will effect the amendments to the indenture described below, which is expected to occur promptly after the Consent Date.

In connection with the tender offer, the Company is soliciting consents to proposed amendments to the indenture governing the Notes that would eliminate substantially all of the restrictive covenants and certain events of default in the indenture. The Company is offering to make a consent payment (which is included in the total consideration described above) of $30.00 per $1,000 principal amount of Notes to holders who validly tender their Notes and deliver their consents on or prior to the Consent Date. Holders may not tender their Notes without delivering consents, and may not deliver consents without tendering their Notes.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on August 21, 2006, unless extended or earlier terminated. Accrued and unpaid interest to but not including the payment date, which is expected to be on or about August 22, 2006, will be paid on all Notes tendered and accepted. However, no consent payments will be made in respect of Notes tendered after the Consent Date. Holders who tender their Notes after the Consent Date but on or prior to the expiration date will receive the total consideration referred to above per $1,000 principal amount of Notes validly tendered and not withdrawn, less $30.00 per $1,000 principal amount. Tendered Notes may not be withdrawn and consents may not be revoked after the date on which the Company, the guarantors of the Notes, and the trustee for the Notes execute a supplemental indenture to effect the proposed amendments to the indenture governing the Notes, which is expected to be promptly after the Consent Date. The proposed amendments will not take effect, however, until a majority of principal amount of outstanding Notes, whose holders have delivered consents to the proposed amendments, have been accepted for payment.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the receipt of tenders from holders of a majority in principal amount of the outstanding Notes; the consummation of the previously announced acquisition of BPC Holding Corporation, the Company's parent, by affiliates of the private equity firms Apollo Management, L.P. and Graham Partners and their affiliates; the availability of sufficient funds to pay the total consideration with respect to all Notes, such funds to be raised from borrowing under a credit facility and sale of newly issued notes; and the execution of a supplemental indenture on or prior to the acceptance date implementing the proposed amendments.

The  complete  terms  and  conditions  of  the  tender  offer  and  consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement of the Company dated July 25, 2006, copies of which may be obtained by contacting MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 (collect) or (800) 322-2885 (U.S.
toll-free). Deutsche Bank Securities Inc. is the exclusive dealer manager and solicitation agent for the tender offer and consent solicitation. Additional information concerning the tender offer and consent solicitation may be obtained by contacting Deutsche Bank Securities Inc., at (212) 250-6008.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any Notes or other securities, nor shall there be any sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This announcement is also not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any Notes or other securities. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement dated July 25, 2006.

BUSINESS DESCRIPTION
Berry Plastics Corporation is a leading manufacturer and marketer of rigid plastic packaging products. The company is headquartered in Evansville, IN, and, together with its subsidiaries, has plants in Ahoskie, NC; Anaheim, CA; Baltimore, MD; Bowling Green, KY; Charlotte, NC; Chicago, IL; Chicago Ridge, IL; Easthampton, MA; Henderson, NV; Iowa Falls, IA; Jackson, TN; Lancaster, PA; Lawrence, KS; Milan, Italy; Mexico City, Mexico; Monroeville, OH; Monroe Township, NJ; Norwich, England; Oxnard, CA; Phoenix, AZ; Richmond, IN; Sarasota, FL; Streetsboro, OH; Suffolk, VA; Syracuse, NY; and Woodstock, IL.

Please contact:

Jim Kratochvil
Executive Vice President, CFO, Treasurer and Secretary
Berry Plastics Corporation
101 Oakley Street
Evansville, Indiana 47710
Telephone: (812) 424-2904